Exhibit 5

August 6, 2021

Board of Directors

PFSweb, Inc.

505 Millennium Drive

Allen, TX 75013

Ladies and Gentlemen:

As the General Counsel of PFSweb, Inc. a Delaware corporation (the “Company”), I have been requested to render this opinion in connection with the preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of an additional 1,000,000 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”), that may be issued from time to time pursuant to the Amended and Restated PFSweb, Inc. 2020 Stock and Incentive Plan (the “Plan”).

In connection with the foregoing, I have reviewed the originals, or copies certified or otherwise identified to my satisfaction and knowledge as copies of originals, of the (i) Registration Statement, as reviewed by outside counsel, (ii) the certificate of incorporation and bylaws of the Company, in each case as amended and restated to date, and (iii) such other agreements, instruments, documents and corporate records of the Company as I have deemed necessary or appropriate as a basis for this opinion hereinafter expressed.

In my review, I have assumed the genuineness of all signatures, the authenticity of the originals of all documents, certificates and instruments submitted to me, the conformity with the originals of all documents submitted to me as copies and, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company. I have not independently established the validity of the foregoing assumptions.

My opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index of the Registration Statement, and limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law, and I do not express any opinion herein concerning any other law.

Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of the Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Texas and New York State and do not purport to be an expert on the laws of any other jurisdiction other than the laws of the State of Texas and New York and Federal law. This opinion letter speaks only as of the date hereof and as to the laws covered hereby only as they are in effect on the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

I understand that this opinion is to be used in connection with the Registration Statement. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby concede that I am in the category of persons whose consent is required under the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.

Best regards,

/s/ Melanie S. Klint

Melanie S. Klint

VP, General Counsel & Secretary

PFSW | www.pfsweb.com

p: 972.881.2900 x 5395